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                                 EXHIBIT NO. 99
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                      News Release dated December 15, 2000

                     PROGRESSIVE ANNOUNCES MANAGEMENT CHANGE
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                   GLENN M. RENWICK NAMED CEO EFFECTIVE 1/1/01
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MAYFIELD VILLAGE, OHIO -- DECEMBER 15, 2000 -- Peter B. Lewis and the Board of
Directors of The Progressive Corporation (NYSE:PGR) announced today that Glenn
M. Renwick will be named President and Chief Executive Officer effective January 1, 2001. Renwick has been CEO - Insurance Operations for the past year. Mr. Lewis remains Chairman of the Board. Mr. Renwick and Charles B. Chokel, Executive Vice-President and Chief Investments and Capital Officer, continue as members of the Board of Directors.

Peter B. Lewis, Chairman and CEO said: "The achievement of an effective management transition has long been my goal. The transition which we announce today has effectively been in place throughout this very difficult year. I am thrilled with what Glenn and his team have accomplished and very proud to announce Glenn's new role.

Glenn and I share a passion for Progressive's vision of reducing the human trauma and cost of auto accidents in cost-effective and profitable ways. We have the talent in place to continue to develop innovative, consumer-focused products and services for independent agents and our direct sales choices by phone and online. Now, my role becomes that of coach and cheerleader. I've been involved with Progressive full time for 45 years, CEO for 35 years -- and I'm not going anywhere."

Progressive (NYSE:PGR), with headquarters in Mayfield Village, Ohio, is one of the nation's largest auto insurance companies. In business since 1937, the Company provides all drivers with competitive rates and 24-hour, in-person and online services. The Company sells its products over the phone at 1-800-AUTO-PRO(R), online at progressive.com and through more than 30,000 independent agencies throughout the U.S. More information about the Company can be found at www.progressive.com.

Bio for Glenn M. Renwick follows.





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                                GLENN M. RENWICK
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In January 2000, Glenn M. Renwick was named Progressive's Chief Executive
Officer-Insurance Operations. In this role, he led the organization's product and claims development and delivery as well as the Company's insurance sales (through independent agents, the Internet and Direct over the phone) and customer service functions.

As Progressive's Business Technology Process Leader from 1998 through 2000, Renwick led the Company's initiative to develop and deploy technology to advance Progressive's business strategies.

Prior to serving as Business Technology Process leader, he led the consumer marketing efforts for Progressive, developing and communicating Progressive's new consumer proposition -- competitively-priced auto insurance that comes with 24 hour a day, in-person services from a company that listens and responds to consumer needs.

Renwick joined the Company in 1986 as Auto Product Manager for Florida. In 1988, he became President of the Company's Mid-Atlantic Division, headquartered in Richmond, VA. Prior to assuming consumer marketing responsibilities at the company's headquarters, Renwick was President of the California Division in Sacramento, CA.

Renwick, 45, holds an undergraduate degree in Mathematics and Economics from the University of Canterbury, Christchurch, New Zealand, and earned a Master's Degree in Engineering from the University of Florida, Gainesville.